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                              [ChiRex Letterhead]


CONTACTS FOR CHIREX:                         CONTACT FOR GLAXO
                                             WELLCOME MEDIA ENQUIRIES:

IN THE U.S.
Michael A. Griffith                          Nancy Pekarek
Chief Financial Officer                      Communications Manager
ChiRex Inc.                                  London
(203) 351-2300                               011-44-171-493-4060

Douglas MacDougall
Feinstein Kean Partners Inc.
(617) 577-8110

IN THE U.K.
Alan R. Clark
Chairman and CEO
ChiRex Inc.
011-44-191-250-0471

FOR IMMEDIATE RELEASE


                  CHIREX COMPLETES PURCHASE OF GLAXO WELLCOME
                   MANUFACTURING FACILITY AT ANNAN, SCOTLAND


       - ChiRex to Initiate Manufacturing Under Five Year Supply Contract
                     Valued at Approximately $450 million -


Stamford, Connecticut and Dudley, Northumberland, England, October 31, 1997 -- ChiRex Inc. (Nasdaq: CHRX), a leading pharmaceutical Contract Manufacturing Organization, and Glaxo Wellcome plc announced today that ChiRex has completed its purchase of Glaxo Wellcome's FDA cGMP pharmaceutical production facility at Annan, Scotland. Glaxo Wellcome has received $66 million (Pound Sterling 40 million) for the facility and ChiRex will initiate the manufacture of certain Glaxo pharmaceutical intermediates and active ingredients under a five year contract valued at approximately $450 million.

"We have begun a period of collaboration with ChiRex, building on our association over the last 15 years," said David Pulman, Ph.D., Director of International Actives Supply, Glaxo Wellcome. "Through this relationship, Glaxo Wellcome has access to the ChiRex organization and its combination of manufacturing expertise and innovative technologies." Dr. Pulman noted that Glaxo Wellcome has been working with ChiRex management to achieve a smooth transition at the Annan site, and all staff members have been transferred to ChiRex as of today.

"The completion of this Glaxo Wellcome agreement supports ChiRex's plans in several ways," said Alan R. Clark, Chairman and CEO of ChiRex. "Financially, the manufacturing contract ensures a major revenue stream beginning in this fiscal year and continuing into the next decade. Operationally, the facility significantly expands our capacity. Strategically, it positions us solidly in the next generation of higher-value-added pharmaceuticals, and enables us to accelerate the use of ChiRex's proprietary technologies by the world's major pharmaceutical companies."

                                     -more-

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             ChiRex Inc. Announces the Completion of the Annan Facility Purchase
                                                                           Page2

Mr. Clark added that ChiRex already has appointed managers for key positions and commenced the integration of the Annan employees, as well as meeting with regulatory agencies and beginning the reconfiguration of the facilities.

ChiRex has purchased all of the buildings, land and equipment at the 154-acre Annan, Scotland, property, encompassing three main production buildings, for pound sterling 40 million (approximately $66 million), plus certain working capital. Under the agreement, ChiRex will continue to manufacture most of the products currently made at Annan and plans to invest pound sterling 30 million (approximately $48 million) over five years to accommodate newly contracted products and to modify the facility for general purpose manufacturing.

ChiRex is a Contract Manufacturing Organization serving the outsourcing needs of the pharmaceutical industry through its extensive pharmaceutical fine chemical manufacturing, process development capabilities and proprietary chiral technologies. The Company supports and supplements the in-house development and manufacturing capabilities of its pharmaceutical and biotechnology customers with a broad range of fully-integrated services, accelerating the time from drug discovery to commercialization. ChiRex currently produces over 50 products in its two world-class, FDA cGMP manufacturing facilities in Dudley, Northumberland, England and in Annan, Scotland. ChiRex holds 54 patents and patent applications in the field of chiral chemistry.

Glaxo Wellcome is a research-based company committed to fighting disease by bring innovative medicines and services to patients throughout the world and to the healthcare providers who serve them.

Any statements contained in this release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including, but not limited to, product development and market acceptance risks, product manufacturing risks, the impact of competitive products and pricing, the results of current and future licensing and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, risks of product non-approval or delays or post-approval reviews by the FDA or foreign regulatory authorities, and other risks identified in the ChiRex Inc.'s Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. ChiRex undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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